UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Enphase Energy, Inc.
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ENPHASE ENERGY, INC.
47281 Bayside Parkway
Fremont, CA 94538
(707) 774-7000

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2022

This supplement (the “Supplement”), dated May 9, 2022, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Enphase Energy, Inc. (the “Company”) dated April 8, 2022 and made available to stockholders in connection with the Annual Meeting of Stockholders to be held on May 18, 2022 (the “Annual Meeting”). Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares
The Company is making available this Supplement to the Proxy Statement to provide further context into the rationale of the Compensation Committee of the Board of Directors (the “Compensation Committee”) in determining compensation for the Company’s named executive officers (“NEOs”) for 2021, including the Chief Executive Officer (“CEO”), and the design of short- and long-term incentive compensation arrangements as it relates to your vote on Proposal 2 (Advisory Vote on Executive Compensation) of the Proxy Statement.
The Compensation Committee takes seriously its role in overseeing, designing and approving the compensation of the Company’s NEOs, including the CEO. The Company's commitment is to an enduring structure that drives stockholder value while attracting and retaining the best talent for the long term. The Company believes its pay-for-performance philosophy and practices are firmly aligned with stockholder value and has contributed to the long-run success of the Company. The Company has received 92% or more support from stockholders on executive compensation for the last three years.
The Company specifically requests that you vote,
FOR Proposal 2, the approval, on an advisory basis, of the compensation of the Company’s NEOs for the following reasons:
•All long-term incentive (“LTI”) and short-term incentive (“STI”) plans were tied to Annual Company Goals, which were “SMART” (specific, measurable, achievable, relevant and time-based) goals, that were rigorous, formulaic, substantially uncertain to be achieved when they were set, and aligned with creating long-term stockholder value;
•The 2021 STI compensation plans were all performance based, and LTI compensation plans were 40% time-based and 60% performance-based. For all employees other than the CEO, the performance-based portion was weighted 40% on Company performance and 20% on individual performance; for the CEO, 60% of the performance-based portion was based on the Company’s performance;
•Despite the Company’s strong performance in 2021 - growing revenue by 78 percent from the prior year, maintaining favorable non-GAAP gross margins above 40%, as well as stellar performance in product quality and customer service, both the STI and LTI were paid out below target, at between 57% to 72% in STIs and at between 50.0% to 66.7% for performance-based LTIs; and
•The increase in the size of the CEO’s LTI compensation, which was 60% performance-based and 40% time-based vesting, was appropriate given that the Company continued strong revenue growth and was maintaining non-GAAP gross margins above 40% despite the COVID-19 pandemic, the rapid growth of its stock price by over 15,000% and market capitalization by 20,000% from September 5, 2017 to December 31, 2020 after the CEO had been appointed, its inclusion in the S&P 500 index, and the CEO’s strategic value to the Company.

All LTI and STI plans were tied to the Company’s Annual Goals, which were “SMART” goals
All goals established for the Company and for individuals, including the CEO and the NEOs, were “SMART” goals – specific, measurable, achievable, relevant and time-based. Using the SMART format ensured consistency in the quality of the goals and allowed the Company to accurately measure and report achievement against each goal. Each goal was assigned a number of points out of a possible 120 points that could be earned (including 20 points for stretch goals). Each goal was either binary (meaning achieved or not) or was based upon specific targets defined for 100% achievement and 0% achievement (“Scaled Goals”). For binary goals, all points for the goal were earned if the goal was achieved; all points were lost if not achieved. For the Scaled Goals, if the 100% target was achieved, then all points assigned to that goal were earned, and if less than the 100% target was achieved, a linear interpolation between the two targets would determine the actual number of points earned.
The Annual CEO Goals were defined as the Company’s Annual Goals, which were rigorous, formulaic and aligned with creating long-term stockholder value
The CEO’s annual goals were considered the Company’s annual goals and served as the foundation for all LTI and STI plans, including for the NEOs. In 2021, the CEO’s annual goals were determined and set in January 2021 and were forward looking (the “Annual CEO Goals”). The Annual CEO Goals formed part of the LTI plan: 40% of the plan was time-based, vesting over two years; 40% of the plan was based upon achievement of the Annual CEO Goals, vesting in one year; and 20% of the plan was based upon achievement of individual annual goals, vesting in one year. The Compensation Committee believed that based upon the difficulty of achieving the goals, the short-term nature of the outlook of the industry, and the desire to continue to accelerate growth, that a one-year vesting period for performance tied to the achievement of forward-looking targets was appropriate.
There were 49 Annual CEO Goals, including three stretch goals that fell within 10 categories, for a maximum possible score of up to 120 points, as set forth in the table below. The number of points assigned to each category was based upon the Company’s priorities. Once approved by the Compensation Committee and the Board of Directors in January 2021, the Annual CEO Goals and the Quarterly CEO Goals (as defined below) and their respective targets could not be and were not altered, even if market or business conditions changed, or priorities of the Company were reset. As discussed above, except for goals that had binary targets, each goal was assigned a 100% achievement target down to a 0% achievement target, with linear interpolation between the two targets that determined the actual achievement score. The goals were set to be aggressive and rigorous, but attainable with significant skill and effort, as can be seen by the final achievement scores set forth in the table below. At the time that the goals were set, the Compensation Committee and Board of Directors believed that they were substantially uncertain to be achieved.

Annual CEO Goals Category	Maximum Points Assigned to the Category of Goals	Number of Goals in the Category	Actual Points Achieved on Annual CEO Goals
GROW REVENUE	39	8	26.46
PROFIT BEFORE TAXES	18	6	9.39
NEW PRODUCTS	18	11	8.42
INNOVATION	5	5	4.02
OPERATIONS	6	6	2.93
QUALITY	10	4	5.88
EASE OF DOING BUSINESS	11	2	11.00
HUMAN RESOURCES	5	1	—
MARKETING	6	4	3.72
MERGERS & ACQUISITIONS	2	2	2.00
TOTAL:	120	49	73.82

Below are additional details about the goals in each of these categories.
•Grow Revenue. The Grow Revenue category included 8 goals with a possible total of 39 points. 10 out of the 39 points were assigned to a goal to grow Company revenue by 62% to $1.255 billion in 2021. The 100% target was set at $1.255 billion and the 0% target was set at $774 million. An additional 10 points were assigned to a stretch goal to further grow revenue to $1.508 billion in 2021, with 100% set at $1.508 billion and 0% at 1.255 billion. The Company grew revenue to $1.382 billion in 2021, earning 10 out of 10 points for the Grow Revenue category and 5.03 points for the stretch goal. Other goals within the Grow Revenue category related to growing revenue for storage by 250% year-over-year and for other products and in various geographies. However, while the Company’s overall revenue grew by a stellar 78% in 2021 from 2020, the CEO did not reach 100% of the targets set for the other revenue goals during the year and therefore scored only 26.46 out of the possible 39 points in the Grow Revenue category.
•Profit Before Taxes ("PBT"). The PBT category included 6 goals with a possible total of 18 points, which goals related to maintaining favorable non-GAAP gross margin above 40%, limiting non-GAAP operating expenses to 15% of revenue, growing non-GAAP PBT, growing non-GAAP diluted earnings per share by 49% and growing cumulative adjusted free cash flow. While the CEO met and exceeded the Company’s publicly disclosed baseline financial operating model with respect to 35% non-GAAP gross margin and 20 percent non-GAAP operating income, he did not achieve the 15 percent non-GAAP operating expenses goal, which was a binary target worth 5 points. The CEO earned 1.39 out of 5 points for a stretch target relating to further improving non-GAAP gross margin. Accordingly, the CEO scored a total of 9.39 points out of 18 in the PBT category.
•New Products and Innovation. These two categories of goals were complementary to each other. The New Products category had 11 goals for a possible total of 18 points for introduction of certain new products or product versions, with targets set based upon specific milestones. The Innovation category had 5 goals for a possible total of 5 points that were primarily binary for development on new technologies and future products. The CEO scored 4.02 out of 5 on the Innovation goals for completing feasibility analyses on future technologies and development on the ASIC; while he scored 8.42 out of 18 on the New Products goals for introducing the Ensemble™ 1.5 energy management system, but did not meet product schedules for portable energy system and paused introduction of other products to improve certain technology and features within the products that would be beneficial to customers. As previously mentioned, targets could not be revised once set in January 2021, even if failure to meet the goal was due to reprioritization or change in strategy.
•Operations. The Operations category had 6 goals for a possible 6 points related to security and product cost improvement, with targets tied to specific milestones, dollar values and percentages such as reducing microinverter system cost by 16% year-over-year. The CEO was successful in implementing various cyber security controls, data warehousing and certain product security releases; however, he scored 2.93 out of 6 on these goals in part due to supply chain constraints because of the continuing pandemic and related periodic factory shutdowns which impacted the ability to reduce microinverter and storage system costs.
•Quality and Ease of Doing Business. These two categories focused on the Company’s customer experience. The Quality category had 4 goals for a possible total of 10 points related to improving the defective parts per million (“DPPM”) for microinverter, battery and other products, with specific DPPM targets for each quarter and for the entire year such as reducing defect parts per million by 25% year-over-year. The Ease of Doing Business (“EODB”) category had 2 goals for 11 points related to customer service initiatives, with targets set at improving worldwide net promoter score (“NPS”) to 64% for the year, for establishing a field service team that had at least a 60% NPS, and 24 x 7-hour customer service infrastructure, each with specific milestones and NPS targets each quarter. The CEO achieved 5.88 out of 10 possible points on the Quality goals by improving the microinverter DPPM and the system controller DPPM targets but did not meet the other product DPPM targets due to the aggressive nature of the targets. The CEO scored 11 out of 11 possible points on the EODB goals for exceeding the NPS targets and establishing a 24 x 7-hour customer service team.
•Human Resources. The Human Resources category had a possible 5 points and 1 goal. The 100% target was set at improving employee engagement (as measured through a survey with numerical metrics) by 25% as compared to 2020 and 0% of the goal was achieved if employee engagement remained the same. Employee engagement remained the same and therefore the CEO scored 0 out of 5 possible points.
•Marketing. The Marketing category had 4 goals for a possible total of 6 points related to growing the number of installers and other initiatives, with targets set with achieving specific numbers and counts. The

CEO met the target for increasing the number of installers that were certified to install Ensemble energy management systems and nearly met the target for growing the number of installers. However, other initiatives were deprioritized and, as mentioned above, once set in January 2021, the goal targets could not be changed. Thus, the CEO scored 3.72 out of 6 possible points.

•Mergers and Acquisitions. The Mergers and Acquisitions had 2 binary goals for 2 points possible related to integrating acquired companies according to certain milestones that needed to be completed in each quarter, such as integrating employees and organizational structure, IT systems, websites, finance, contracts, intellectual property and other activities. The CEO achieved 2 out of 2 possible points because all milestones were met.
The Quarterly NEO Goals for STIs were rigorous, formulaic and aligned with creating long-term shareholder value
The CEO’s quarterly goals for achieving the Annual CEO Goals were also forward looking and defined at the same time as the Annual CEO Goals in January 2021 (the “Quarterly CEO Goals”). The Quarterly CEO Goals formed part of the requirements in earning short-term incentives in the form of cash bonuses. No bonuses were paid irrespective of individual achievement if either (i) the CEO achieved less than 65 points on the Quarterly CEO Goals or (ii) the Company’s quarterly non-GAAP PBT before bonus was zero. The Quarterly CEO Goals were intended to align the CEO, NEOs and all employees on the progress to be made on a quarterly basis towards achieving the Annual CEO Goals. At the beginning of each quarter, the NEOs set forward looking quarterly goals defined towards achieving the Quarterly CEO Goals and Annual CEO Goals. These goals followed the same structure as the Annual CEO Goals. For example, the CEO’s Annual Goal to grow revenue by 62% to $1.255 billion in 2021 had a 100 point target of $290.9 million in revenue in the first quarter of 2021; $301.1 million in the second quarter of 2021; $315.5 million in the third quarter of 2021, and $347.5 million in the fourth quarter of 2021. The Chief Financial Officer and the Chief Commercial Officer had these same quarterly goals and targets to grow revenue as the CEO, as well as their own individual goals. As another example, the Annual CEO Goal to maintain favorable non-GAAP gross margins above 40% had specific percentage targets each quarter; the Chief Operating Officer had the same quarterly goals and targets, as well as his own individual goals. The CEO and the NEO’s performance on goals for each quarter was approved by the Compensation Committee after the end of each quarter. A further discussion of the quarterly goals is set forth on pages 29 – 32 of the Proxy Statement, and the actual quarterly score and bonuses received by the CEO and NEOs are found on pages 31 and 32 of the Proxy Statement and are set forth here again below, for reference.
Table of NEO quarterly scores:

Named Executive Officer	Q1 Score	Q2 Score	Q3 Score	Q4 Score	Annual Score(1)
Badrinarayanan Kothandaraman	93.20	78.36	73.94	74.45	73.82
Eric Branderiz	113.64	97.29	96.93	100.21	99.46
Jeffrey McNeil	95.34	92.60	83.20	80.16	82.27
David Ranhoff	106.77	88.75	103.30	87.38	94.68

(1)Not used in determining STI but included for reference; reflects actual points earned on annual goals and are not an average of the quarterly goals.
Table of NEO Actual STIs paid:

Named Executive Officer	2021 Target Annual Bonus	Q1 Actual Bonus	Q2 Actual Bonus	Q3 Actual Bonus	Q4 Actual Bonus	Aggregate 2021 Bonus	Aggregate Bonus as % of Target
Badrinarayanan Kothandaraman	$450,000	$118,481	$44,078	$45,750	$47,741	$256,050	57%
Eric Branderiz	300,000	96,310	36,484	39,984	42,840	215,618	72
Jeffrey McNeil (1)	284,299	63,885	27,455	41,505	34,268	167,113	59
David Ranhoff	300,000	90,488	33,281	42,611	37,355	203,735	68

(1)Reflects an annual base salary of $316,260 from January 1 to March 31, 2021 and an annual base salary of $400,000 starting April 1 through the end of fiscal year 2021.

The Increase to CEO LTI Compensation was appropriate
The Compensation Committee began reviewing compensation, including LTI compensation plans, at the beginning of 2021. The Company had just executed another year of solid revenue and gross margin growth, even amid the challenges posed by the COVID-19 pandemic, and it was projecting another year of revenue growth and increasing net income. In the three years from September 5, 2017 to December 31, 2020, after Mr. Kothandaraman had been appointed CEO, the Company’s stock price had increased over 15,000% and its market capitalization had increased over 20,000%, and its robust financial and operational performance had elevated the Company to be included in the S&P 500 index. In making its determination to increase the CEO’s total compensation, the Compensation Committee considered the Company’s strong financial performance and that the CEO’s cash-based compensation and long-term incentive compensation historically were below market as compared to some Company peers and other relevant companies in the surrounding markets. Accordingly, the 2021 long-term equity-based incentive compensation was structured to be competitive and to reward the CEO and NEOs for the Company’s performance while providing incentives for future performance linked to rigorous performance requirements under the Annual CEO Goals.
The CEO PRSUs under the LTI, 2021 PARS Program, were difficult to achieve
As set forth in the Proxy Statement, the equity incentive award grants under the 2021 PARS Program were a mix of time-based (40%) restricted stock units and performance-based (60%) restricted stock units (the “PRSUs”). Participants of the 2021 PARS Program could earn up to 150% of the PRSUs if certain targets were met. Vesting on two-thirds of the PRSUs was based upon achievement of the Annual CEO Goals set forth above and on one-third of the PRSUs was based upon achievement of the participant’s individual annual goals. In 2020, vesting of the PRSU awards was based upon achievement of the Annual CEO Goals and stock price. For 2021, the Compensation Committee, taking into account the exceptional growth in the Company’s stock from the beginning of 2018 through the end of 2020, decided to replace the stock price target with the achievement of individual goals as the Compensation Committee believed that the achievement of individual goals was more important to the long-term growth of the Company, created greater incentive for individual performance, and would naturally lead to an increase in the stock price with successful achievement, creating value for the Company’s stockholders. The NEOs’ annual goals were set following the same methodology as in determining the Annual CEO Goals. The Compensation Committee further believed that based upon the difficulty of achieving the goals, the short-term nature of the outlook of the industry, and the desire to continue to accelerate achievement, that a one-year vesting period tied to specific achievement of forward-looking targets was appropriate. The Compensation Committee will continue to assess long-term performance and vesting periods based upon the Company’s business strategy and compensation philosophy.
As previously described, the Annual CEO Goals were SMART, rigorous and difficult to achieve. For the CEO, achievement of the Annual CEO Goals impacted both the vesting of the Annual CEO Goals and the vesting of his individual goals under his PRSU awards. The Company achieved below target performance on the Annual CEO Goals, scoring 73.82 points, and as a result the CEO earned 50% of the original PRSU awards (20,000 shares under the Annual CEO Goals and 10,000 shares under the CEO’s individual goals), illustrating the alignment of the CEO’s compensation opportunity with the success of the Company and its stockholders. See table below which provides further breakdown of the table found on page 33 of the Proxy Statement.

NEO	Number of Shares Underlying PRSUs for Annual CEO Goals (initially granted at target)(1)	Number of Shares Underlying PRSUs for Individual Goals (initially granted at target)(1)	Total Number of Shares Underlying PRSUs (initially granted at target)	Number of Shares Underlying PRSUs for Annual CEO Goals (at maximum)	Number of Shares Underlying PRSUs for Individual Goals (at maximum)	Total Number of Shares Underlying PRSUs (at maximum)	Number of Shares Actually Earned for Annual CEO Goals	Number of Shares Actually Earned for Individual Annual Goals	Total Number of Shares Actually Earned for all PRSUs	Percentage of Shares Actually Earned for all PRSUs
Badrinarayanan Kothandaraman	40,000	20,000	60,000	60,000	30,000	90,000	20,000	10,000	30,000	50.0%
Eric Branderiz	22,000	11,000	33,000	33,000	16,500	49,500	11,000	11,000	22,000	66.7
Jeffrey McNeil	20,000	10,000	30,000	30,000	15,000	45,000	10,000	10,000	20,000	66.7
David Ranhoff	16,000	8,000	24,000	24,000	12,000	36,000	8,000	8,000	16,000	66.7

(1)Date of Grant July 1, 2021